Contacts:
Ligand Pharmaceuticals Incorporated	LHA
Todd Pettingill	Bruce Voss
investors@ligand.com	bvoss@lhai.com
(858) 550-7500	(310) 691-7100

Ligand Reports Second Quarter 2015 Financial Results

Conference Call Begins at 4:30 p.m. Eastern Time Today

SAN DIEGO (August 4, 2015) - Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) today reported financial results for the three and six months ended June 30, 2015, and provided an operating forecast and program updates.

Financial highlights for the second quarter of 2015 include:

•	Total revenues were $18.4 million and royalty revenues were $6.6 million, an increase of 74% and 26%, respectively, compared with the second quarter of 2014.

•	Adjusted EPS was $1.81 and GAAP EPS was $1.11.

•	The company generated operating cash of $17.6 million, a significant increase over $6.6 million of operating cash generated in the second quarter of 2014.

A description of adjusted calculations and reconciliation to comparable GAAP financial measures is provided in the accompanying table titled “Adjusted Financial Measures.”

“We posted strong second quarter financial results featuring growth in royalty revenues from both of our lead commercial assets, Promacta® and Kyprolis®, and continued strong operating cash flow. Our second quarter royalty revenue reflects product sales by partners during the first quarter and the resetting of tiered royalty rates that occurs annually on January 1st,” said John Higgins, Chief Executive Officer of Ligand. “Progress reported by our partners during the second quarter and subsequent weeks has been tremendous, and includes approval of a pediatric indication for Promacta in the U.S., the start of a new global Phase 3 study with Kyprolis and FDA clearance of Kyprolis for expanded uses. With our recent transaction with Selexis, we now have more than 120 fully-funded programs and more than 70 partners.”

Second Quarter 2015 Financial Results
Total revenues for the second quarter of 2015 were $18.4 million, compared with $10.6 million for the same period in 2014. Royalty revenues increased 26% to $6.6 million from $5.2 million for the same period in 2014 primarily due to higher royalties from Promacta and Kyprolis. Material sales were $10.7 million compared with $3.5 million for the same period in 2014 due to an increase in Captisol purchases for use in clinical trials and commercial products. Collaborative and other revenues were $1.1 million compared with $1.9 million for the same period in 2014 due primarily to the timing of milestones and upfront fees earned in the second quarter of 2014.

Cost of goods sold was $2.6 million for the second quarter of 2015 compared with $1.2 million for the same period in 2014, as a result of higher Captisol sales in the second quarter of 2015. Research and development expenses were $4.0 million compared with $2.7 million for the same period of 2014. The increase was primarily due to costs associated with funding internal development programs. General and administrative expenses for the second quarter of 2015 were $7.2 million, compared with $5.2 million for the same period in 2014, with the increase primarily due to costs associated with business development activities and non-cash stock-based compensation expense. During the second quarter of 2015, the Company recognized a $28.2 million gain on deconsolidation of Viking Therapeutics primarily related to the equity milestone received upon the close of Viking's IPO.

Net income for the second quarter of 2015 was $23.6 million, or $1.11 per diluted share, compared with net income for the second quarter of 2014 of $1.6 million, or $0.07 per diluted share. Adjusted net income for the second quarter of 2015 was $38.5 million, or $1.81 per diluted share, compared with adjusted net income for the second quarter of 2014 of $5.2 million, or $0.24 per diluted share.

As of June 30, 2015, Ligand had cash, cash equivalents and short-term and restricted investments of $182.2 million.

Year-to-Date Financial Results

Total revenues for the six months ended June 30, 2015 increased 24% to $33.0 million, compared with $26.6 million for the same period in 2014. Royalty revenues increased 29% to $16.9 million from $13.1 million for the same period in 2014 primarily due to higher royalties from Promacta and Kyprolis. Material sales increased to $14.4 million from $9.2 million for the same period of 2014 due to an increase in customer purchases of Captisol for use in clinical trials and commercial products. Collaborative research and development and other revenues were $1.7 million compared with $4.3 million for the same period in 2014 primarily due to timing of upfront fees and milestones earned.

Cost of goods sold was $3.7 million for the first six months of 2015, compared with $3.6 million for the same period in 2014. While material sales were higher in the first six months of 2015 versus last year, related cost of goods sold were flat due to the mix of Captisol sales and slightly lower cost of goods sold overall. Research and development expenses for the first six months of 2015 were $8.0 million, compared with $5.8 million for the same period in 2014. The increase was primarily due to costs associated with funding internal development programs and non-cash stock-based compensation expense. General and administrative expenses for the first six months of 2015 were $13.2 million compared with $10.3 million for the same period of 2014. The increase is primarily due to costs associated with business development activities and non-cash stock-based compensation expense.

Net income for the first six months of 2015 was $24.3 million, or $1.16 per diluted share, compared with net income of $3.7 million, or $0.17 per diluted share, for the same period in 2014. Adjusted net income for the first six months of 2015 was $45.4 million, or $2.16 per diluted share, compared with adjusted net income of $12.5 million, or $0.57 per diluted share, in the same period of 2014.

Full-Year and Third Quarter 2015 Financial Forecast

The Company affirms expectations for full-year 2015 total revenues to be between $81.0 million and $83.0 million, and adjusted earnings per diluted share to be between $3.45 and $3.50.

For the second half of 2015, Ligand expects total revenues to be between $48.0 million and $50.0 million, and adjusted earnings per diluted share to be between $1.29 and $1.34. Approximately one-third of this second half revenue and earnings outlook is projected for the third quarter. Adjusted earnings per diluted share guidance excludes changes in contingent liabilities, mark-to-market adjustment for amounts owed to licensors, non-cash stock-based compensation expense, non-cash debt-related costs and pro-rata non-cash net losses of Viking Therapeutics.

Second Quarter and Recent Business Highlights

Partnered Program Progress

Promacta/Revolade

•
Novartis announced FDA approval of Promacta® (eltrombopag) for the treatment of children six years and older with chronic immune thrombocytopenia (cITP) who have had an insufficient response to corticosteroids, immunoglobulins or splenectomy.

•	Novartis announced that Promacta is now approved in more than 100 countries worldwide for the treatment of adults with cITP.

•
Novartis announced that the CHMP adopted a positive opinion for Revolade® (eltrombopag), for the treatment of adults with acquired severe aplastic anemia (SAA) who were either refractory to prior immunosuppressive therapy or heavily pretreated and are unsuitable for hematopoietic stem cell transplantation. The European Commission will review the CHMP recommendation and is expected to deliver its final decision within three months.

Kyprolis

•
Amgen announced FDA approval of the sNDA for Kyprolis® for injection in combination with Revlimid® and dexamethasone for the treatment of patients with multiple myeloma who have received one to three prior lines of therapy. The FDA approved the expanded indication for Kyprolis based on data from the ASPIRE study which showed that patients treated in the Kyprolis arm lived 50% longer (8.7 months longer) without their disease worsening compared with patients treated with Revlimid and low-dose dexamethasone alone.

•
Amgen announced initiation of the ARROW trial, a global Phase 3 study evaluating the benefit of Kyprolis administered once-weekly with dexamethasone versus the current FDA approved twice-weekly administration schedule in patients with relapsed and refractory multiple myeloma who have received prior treatment with bortezomib and an immunomodulatory agent.

•
Amgen announced the submission of the sNDA for Kyprolis in patients with relapsed multiple myeloma who have received at least one prior therapy. The filing was based on data from the Phase 3 head-to-head ENDEAVOR study showing relapsed multiple myeloma patients treated with Kyprolis lived twice as long as those treated with Velcade® (18.7 vs. 9.4 months) without the disease worsening.

•	Amgen announced completion of enrollment in the Phase 3 CLARION study of Kyprolis versus Velcade in newly diagnosed multiple myeloma patients.

Additional Pipeline and Partner Developments

•
SAGE Therapeutics announced initiation of a Phase 3 open-label expanded access protocol (study 302), designed to evaluate the safety of SAGE-547 in patients with super-refractory status epilepticus (SRSE). In conjunction with this event, Ligand earned a $500,000 milestone payment.

•	SAGE Therapeutics announced that SAGE-547 demonstrated robust activity, with a 77% response rate in evaluable patients with SRSE, in a successfully completed Phase 1/2 clinical trial.

•
Spectrum Pharmaceuticals presented data at the 2015 meeting of the American Pharmacists Association showing superior solution stability of EVOMELA over Alkeran (melphalan containing propylene glycol as a co-solvent). EVOMELA was shown to be stable for four hours at room temperature and for up to 48 hours in refrigerated conditions after preparation of infusion solution.

•
TG Therapeutics announced the first presentation of preclinical data demonstrating single-agent and combination activity with two of Ligand’s IRAK4 inhibitor compounds under development. The data demonstrated that:

•
Both IRAK4 inhibitor compounds not only inhibited cell proliferation but also induced apoptosis as single agents in various B-cell lymphoma cell lines, potentially elucidating the mechanism of action of and clinical rationale for IRAK4 inhibition.

•	Both compounds demonstrated marked synergy when combined with the novel targeted kinase inhibitors TGR-1202, TG's proprietary PI3K delta inhibitor, and with the BTK inhibitor ibrutinib.

•
Merrimack Pharmaceuticals announced final clinical results for the Phase 1 study of MM-302 in HER2-positive metastatic breast cancer. Results from the trial showed that the group of patients treated with 30 mg/m2 or more of MM-302 alone, in combination with trastuzumab or with trastuzumab and cyclophosphamide, had a median progression free survival (mPFS) of 7.6 months (95% CI: 3.6-10.9 months) and an overall response rate (ORR) of 11%. Of note, 25 patients who had not been previously treated with anthracyclines had an mPFS of 11 months (95% CI: 1.8-13.1 months) and an ORR of 24%.

•	Viking Therapeutics closed its IPO in May 2015. Ligand is partnered with Viking on five therapeutic programs including SARM (VK5211) and TR-beta (VK2809).

•
Viking announced the submission of an IND for development of VK5211 in patients with acute hip fracture. Initial studies will evaluate the safety profile of VK5211 in healthy elderly subjects. The trial will enroll approximately 120 subjects and will evaluate the effects of VK5211 on lean body mass after 12 weeks of treatment.

•
Viking announced plans to conduct a Phase 2 trial of VK2809 in patients with hypercholesterolemia and fatty liver disease in the fourth quarter of 2015. The trial will evaluate the efficacy, safety and tolerability of VK2809 in approximately 100 patients with elevated LDL cholesterol and fatty liver disease.

New Licensing Deals

•
Ligand entered into a worldwide agreement with Sanofi for the development and commercialization of SAR-125844, a Captisol-enabled™ program. Ligand will receive undisclosed milestones, tiered royalties and revenue from Captisol material sales. Sanofi is responsible for all development costs relating to the program.

•	Ligand entered into a new clinical-stage agreement with AiCuris GmbH & Co for an undisclosed anti-infective Captisol-enabled™ program.

Recent Acquisition

•
Ligand acquired financial rights to potential future milestones and royalties for more than 15 development programs from Selexis SA for $4 million in cash. The acquired programs include a mix of novel biologics and biosimilars. The programs are in various stages of development ranging from preclinical through Phase 3. Each acquired program is fully funded by a development partner. The acquisition expands Ligand's portfolio to more than 120 fully-funded assets and increases the number of partners to more than 70. Ligand previously acquired a portfolio of biologic development programs from Selexis in April 2013.

Internal GRA Program Progress

•
Ligand announced results from a Phase 1b clinical trial with LGD-6972 that demonstrated favorable safety, tolerability and pharmacokinetics in normal healthy volunteers and in subjects with type 2 diabetes mellitus. The trial results also demonstrated a robust, dose-dependent reduction of fasting plasma glucose.

•	The molecule is believed to be best-in-class in the GRA (glucagon receptor antagonist) field of diabetes research.

Recent Intellectual Property Expansion

•
Ligand added to the Captisol patent portfolio with another patent grant in Europe. Ligand also had patents recently allowed or granted in the U.S. and China for Captisol-enabled clopidogrel and in Mexico for Captisol-enabled budesonide.

•	Ligand also had recent allowances in the U.S. for its GRA, SARM and EPO receptor agonist portfolios.

Adjusted Financial Measures

The adjusted financial measures discussed above and in the tables below for the three and six months ended June 30, 2015 and 2014 exclude changes in contingent liabilities, mark-to-market adjustment for amounts owed to licensors, non-cash stock-based compensation expense, non-cash debt-related costs and pro-rata non-cash net losses of Viking Therapeutics.

Management has presented net income, net income per share, income from continuing operations and income from continuing operations per share in accordance with GAAP and on an adjusted basis. Ligand believes that the presentation of adjusted financial measures provides useful supplementary information to investors and reflects amounts that are more closely aligned with the cash profits for the period as the items that are excluded from adjusted net income are all non-cash items. Ligand uses these adjusted financial measures in connection with its own budgeting and financial planning. These adjusted financial measures are in addition to, and not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Conference Call

Ligand management will host a conference call today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions.  To participate via telephone, please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., using the passcode “Ligand.” A replay of the call will be available until November 4, 2015 at 4:30 p.m. Eastern time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S., using passcode 13614901. Individual investors can access the webcast at www.ligand.com.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company with a business model focused on developing or acquiring royalty generating assets and coupling them with a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies seek to address the unmet medical needs of patients for a broad spectrum of diseases including thrombocytopenia, multiple myeloma, hepatitis, ventricular fibrillation, muscle wasting, Alzheimer’s disease, dyslipidemia, diabetes, anemia, asthma, focal segmental glomerulosclerosis ("FSGS), menopausal symptoms and osteoporosis. Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances with the world's leading pharmaceutical companies including Novartis, Amgen, Merck, Pfizer, Baxter International and Eli Lilly.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s future growth, Ligand's outlook for Captisol orders, expected value creation for shareholders and guidance regarding third-quarter, second-half, and full-year 2015 financial results. Actual events or results may differ from Ligand's expectations. For example, Ligand may not receive expected revenue from material sales of Captisol, expected royalties on partnered products and research and development milestone payments. Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2015 or any portion thereof or beyond, that Ligand's 2015 revenues will be at the levels or be broken down as currently anticipated, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, that there will be a market for the product(s) if successfully developed and approved, or that Ligand's partners will not terminate any of its agreements or development or commercialization of any of its products. Further, Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

[Tables Follow]

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per-share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Royalties	$6,606	$5,241	$16,893	$13,091
Material sales	10,681	3,476	14,410	9,191
Collaborative R&D and other revenues	1,131	1,891	1,717	4,284
Total revenues	18,418	10,608	33,020	26,566
Operating costs and expenses:
Cost of goods sold	2,600	1,186	3,673	3,637
Research and development	4,010	2,689	7,972	5,821
General and administrative	7,225	5,239	13,219	10,310
Non-continuing expenses	218	136	441	340
Total operating costs and expenses	14,053	9,250	25,305	20,108
Gain from operations	4,365	1,358	7,715	6,458
Other expense, net	(2,119)	1,195	(5,541)	192
Increase in contingent liabilities	(7,274)	(1,312)	(7,277)	(3,260)
Gain on deconsolidation of Viking Therapeutics, Inc.	28,190	—	28,190	—
Pro-rata non-cash net losses of Viking Therapeutics, Inc.	(870)	—	(870)	—
Income tax expense	(265)	47	(279)	(6)
Net income including noncontrolling interests	$22,027	$1,288	$21,938	$3,384
Less: Net loss attributable to noncontrolling interests	(1,537)	(304)	(2,380)	(304)
Net income	$23,564	$1,592	$24,318	$3,688

Basic per-share net income:	$1.19	$0.08	$1.24	$0.18

Diluted per-share net income :	$1.11	$0.07	$1.16	$0.17

Weighted average number of common shares-basic	19,725,410	20,738,299	19,668,183	20,668,110
Weighted average number of common shares-diluted	21,276,404	21,780,034	20,953,134	21,776,125

LIGAND PHARMACEUTICALS, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash, cash equivalents and short-term investments	$181,609	$167,336
Accounts receivable	5,532	12,634
Inventory	802	269
Other current assets	2,635	4,919
Restricted investments	600	1,261
Viking note receivable	5,547	—
Total current assets	196,725	186,419

Property and equipment, net	405	486
Investment in Viking Therapeutics	33,996	—
Goodwill and other identifiable intangible assets	61,773	62,961
Commercial license rights	8,598	4,568
Other assets	3,265	3,595
Total assets	$304,762	$258,029

Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$17,949	$22,779
Total current liabilities	17,949	22,779

Long-term portion of deferred revenue	2,083	2,085
Long-term debt, net	200,567	195,908
Other long-term liabilities	15,110	12,849
Total liabilities	235,709	233,621
Total Ligand Pharmaceuticals Inc. stockholders' equity	69,053	26,318
Noncontrolling interests	—	(1,910)
Total liabilities and stockholders' equity	$304,762	$258,029

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except share data)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Net income	$23,564	$1,592	$24,318	$3,688
Increase in contingent liabilities	7,274	1,312	7,277	3,260
Mark-to-market adjustment for investments owed to licensors	465	(763)	1,164	470
Non-cash stock-based compensation expense	3,760	3,027	6,675	5,093
Non-cash debt related costs	2,548	—	5,058	—
Equity in net losses of Viking Therapeutics, Inc.	870	—	870	—
Adjusted net income	$38,481	$5,168	$45,362	$12,511
Diluted per-share net income:
Net income	$1.11	$0.07	$1.16	$0.17
Increase in contingent liabilities	0.34	0.07	0.35	0.15
Mark-to-market adjustment for investments owed to licensors	0.02	(0.04)	0.06	0.02
Non-cash stock-based compensation expense	0.18	0.14	0.32	0.23
Non-cash debt related costs	0.12	—	0.24	—
Pro-rata non-cash net losses of Viking Therapeutics, Inc.	0.04	—	0.04	—
Adjusted net income	$1.81	$0.24	$2.16	$0.57

Weighted average number of common shares-diluted	21,276,404	21,780,034	20,953,134	21,776,125

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